UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Farmers Capital Bank Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Farmers Capital Bank Corporation
202 West Main Street
Frankfort, Kentucky 40601

Notice of Annual Meeting of Shareholders
to be held May 8, 2007

April 1, 2007
Date:	Tuesday, May 8, 2007
Time:	11:00 a.m., Eastern Time
Place:	Farmers Bank & Capital Trust Co. 125 West Main Street Frankfort, Kentucky
Purpose:	• To elect four directors, and • To transact such other business as may properly come before the meeting
Record Date:	Close of business on April 1, 2007

It is desirable that as many shareholders as possible be represented at the meeting. Consequently, whether or not you now expect to be present, please execute and return the enclosed proxy. You may revoke the proxy at any time before the authority therein is exercised.

By order of the Board of Directors,

C. Douglas Carpenter
Senior Vice President, Secretary
and Chief Financial Officer

Your Vote Is Important

Please date, sign and promptly return the enclosed proxy in the accompanying postage-paid envelope.

Farmers Capital Bank Corporation
202 West Main Street
Frankfort, Kentucky 40601

Proxy Statement
Annual Shareholders’ Meeting-May 8, 2007

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Farmers Capital Bank Corporation for use at our Annual Meeting of Shareholders to be held on May 8, 2007, and at any adjournments (the “Meeting”).

Annual Report to Shareholders; Multiple Households
The 2006 Annual Report to Shareholders, including financial statements, is being mailed to shareholders together with these proxy materials on or about April 1, 2007. One annual report and one proxy statement are being delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more shareholders. Upon request, we will furnish the shareholder a separate copy of an annual report or proxy statement, as applicable. Requests should be directed to our corporate secretary at the address shown at the top of this page or by phone at 502-227-1668.

Who Can Vote
Each share of our common stock that you held on the record date entitles you to one vote at the Meeting. On the record date, there were 7,890,940 shares of common stock outstanding.

Voting Rights
Our corporate secretary will count votes cast at the Meeting. Our directors are elected by the affirmative vote of a “plurality” of shares voted. A “plurality” means that the individuals with the largest number of votes are elected as directors up to the maximum number of directors (i.e., four) to be chosen at the Meeting. Under our by-laws, all other matters require the affirmative vote of the holders of a majority of our common stock present in person or by proxy at the Meeting, except as otherwise provided by statute, our articles of incorporation or our by-laws. Abstentions as to all such matters to come before the Meeting will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of those matters.

Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. When brokers do not receive voting instructions from their customers, they notify the Corporation on the proxy form that they lack voting authority. The votes that could have been cast on the matter in question by brokers who did not receive voting instructions are called “broker non-votes”. Broker non-votes will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of those matters.

Quorum
A quorum at the Meeting is a majority of our common stock entitled to vote present in person or represented by proxy. Shares of our common stock represented by properly executed and returned proxies will be treated as present. Shares of our common stock present at the Meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum.

How Your Proxy Will Be Voted
The Board of Directors is soliciting a proxy in the enclosed form to provide you with an opportunity to vote on all matters scheduled to come before the Meeting, whether or not you attend in person.

Granting Your Proxy. G. Anthony Busseni and Frank W. Sower, Jr., have been designated as proxies by our Board of Directors. If you properly execute and return a proxy in the enclosed form, your stock will be voted as you specify. If you make no specifications, your proxy will be voted in favor of the proposed director nominees.

We expect no matters to be presented for action at the Meeting other than the items described in this proxy statement. By signing and returning the enclosed proxy, however, you will give to the persons named as proxies therein discretionary voting authority with respect to any other matter that may properly come before the Meeting, and they intend to vote on any such other matter in accordance with their best judgment.

Revoking Your Proxy. If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before it is voted. You may also attend the Meeting in person and vote by ballot, which would cancel any proxy that you previously submitted. If you wish to vote in person at the Meeting but hold your stock in street name (that is, in the name of a broker, bank or other institution), then you must have a proxy from the broker, bank or institution in order to vote at the Meeting.

No Appraisal Rights. Under Kentucky law, there are no appraisal or similar rights of dissenters with respect to any matter to be acted upon at the Meeting.

Proxy Solicitation

We will pay all of the expenses of this solicitation of proxies. Solicitations will be made by the use of mails, except that proxies may be solicited by telephone by our directors and officers. We do not expect to pay any other compensation for the solicitation of proxies, but will reimburse brokers and other persons holding our common stock in their names, or in the name of nominees, for their expenses in sending proxy materials to their principals.

Shareholders’ Proposals for 2008 Annual Meeting
We presently contemplate that the 2008 Annual Meeting of Shareholders will be held on or about May 13, 2008. If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing by no later than November 29, 2007 (the date 120 days prior to the first anniversary of the date of the 2007 annual meeting proxy statement) to: Secretary, Farmers Capital Bank Corporation, 202 West Main Street, Frankfort, Kentucky 40601. We recommend that you send any proposals by certified mail, return receipt requested.

If you want to present a proposal at next year’s annual meeting but do not wish to have it included in our proxy statement, you do not need to contact us in advance. Our bylaws do not contain any requirement for shareholders to provide advance notice of proposals or nominations they intend to present at the Meeting.

Shareholders’ proxies to be solicited by us in connection with our 2008 Annual Meeting of Shareholders will confer on the proxyholders’ discretionary authority to vote on any matter presented at that meeting, unless notice that the matter to be presented at the 2008 meeting is provided to us no later than November 29, 2007.

Corporate Governance

Code of Ethics. Ethical business conduct is a shared value of our Board of Directors, management and employees. Our Code of Ethics applies to our Board of Directors as well as all employees and officers, including the principal executive officer, principal financial officer and principal accounting officer.

Our Code of Ethics covers all areas of professional conduct, including, but not limited to, conflicts of interest, disclosure obligations, insider trading and confidential information, as well as compliance with all laws, rules and regulations applicable to our business. We encourage all employees, officers and directors to promptly report any violations of the Code of Ethics to the appropriate persons identified in the Code. A copy of our Code of Ethics is available at our website at the following address: www.farmerscapital.com.

Board Structure and Committees. As of the date of this proxy statement, our Board of Directors consists of twelve members. We also have three advisory directors who do not vote. Our Board of Directors held ten meetings during 2006. All directors attended at least 75% of the total number of board meetings and the meetings of the committees to which they belonged. Our Board of Directors does not have a specific policy for director attendance at our annual meeting of shareholders. All but two directors attended our 2006 annual meeting.

Our Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Retirement Committee.

Meetings
Audit Committee Members	Functions of the Committee		in 2006

J. Barry Banker, Chairman Dr. Donald J. Mullineaux, member Robert Roach, Jr., member	•	monitors the integrity of our financial reporting processing and systems of internal controls regarding finance, accounting, and legal compliance	6
Frank W. Sower, Jr., member Charles T. Mitchell, advisor	•	selects our independent auditor and determines such auditor’s compensation
	•	monitors the independence and performance of the independent auditor, management and the internal audit department
	•	Provides an avenue of communication among the independent auditor, management, the internal audit department and the Board of Directors

			Meetings
Compensation Committee Members	Functions of the Committee		in 2006

Frank W. Sower, Jr., Chairman J. Barry Banker, member Shelley S. Sweeney, member Charles T. Mitchell, advisor	•	please refer to the sections in this proxy entitled “Compensation Discussion and Analysis” and the “Report of the Compensation Committee”	3

Meetings
Retirement Committee Members	Functions of the Committee		in 2006

G. Anthony Busseni, member	•	establishes investment policy	4
Harold G. Mays, member	•	monitors investment results of our Salary Savings Plan
E. Bruce Dungan, advisor Charles T. Mitchell, advisor	•	makes amendment recommendations for our Salary Savings Plan to our Board

Committee Charters. Only our Audit Committee has a charter, a copy of which is attached as Appendix A to our proxy statement for the 2005 Annual Meeting of Shareholders filed with the SEC on April 1, 2005. Our Audit Committee was in compliance during 2006 with its written charter. The Board of Directors does not limit the number of audit committees for other corporations on which its audit committee members may serve. None of the committee members currently serve on another audit committee for a publicly-held entity.

Board and Committee Independence; Audit Committee Financial Expert. The Board has determined that each of the members of the Audit and Compensation Committees is independent as defined by the rules of NASDAQ. Our Board of Directors has determined (in accordance with Securities and Exchange Commission Regulation S-K 407(h)) that J. Barry Banker satisfies the qualifications of financial expert and Mr. Banker accordingly has been designated as the Audit Committee financial expert.

Consideration of Director Nominees. We do not have a standing nominating committee. The members of our Board who are independent directors under NASDAQ rules determine the nominees for director to be presented for election based upon their review of all proposed nominees for the Board, including those proposed by shareholders. The independent members of the Board of Directors select qualified candidates based upon the criteria set forth below and review their recommendations with the Board, which decides whether to invite the candidate to be a nominee for election to the Board.

Board members must possess the acumen, education and experience to make a significant contribution to the Board and bring a diverse range of skills and perspectives to satisfy the perceived needs of the Board at a particular time. Board members must have the highest ethical standards, a strong sense of professionalism, independence and an understanding of our business. Additionally, Board members must have the aptitude and experience to fully appreciate the legal responsibilities of a director and the governance processes of a public company, a willingness to commit, as well as have, sufficient time to discharge their duties to the Board and such other factors as the independent members of the Board of Directors determine are relevant in light of the needs of the Board and the Corporation.

For a shareholder to submit a candidate for consideration as a director, a shareholder must notify our corporate secretary. To be considered for nomination and inclusion in our proxy statement at the 2008 Annual Meeting, a shareholder must notify our corporate secretary no later than December 3, 2007 (the date 120 days prior to the first anniversary of the date of the 2007 annual meeting proxy statement). Notices should be sent to: Farmers Capital Bank Corporation, 202 West Main Street, Frankfort, Kentucky 40601, Attention: C. Douglas Carpenter, Secretary.

Executive Sessions of the Board. Non-management directors meet in executive sessions without management. “Non-management” directors are all those who are not officers of the Corporation or a subsidiary, and may include directors who are not independent as determined under NASDAQ rules by virtue of a material relationship with us or a family relationship (though no such directors are currently Board members). Executive sessions are led by a “Presiding Director” and are held at least twice annually in conjunction with regularly scheduled board meetings. Other sessions may be called by the Presiding Director in his or her own discretion or at the request of the Board. Frank W. Sower, Jr. has been designated as the Presiding Director.

Communications with the Board. Our Board of Directors has established a process for shareholders to communicate with the Board or an individual director. Shareholders may contact the Board or an individual director by writing to the attention of one or more directors at our principal executive offices at 202 West Main Street, Frankfort, Kentucky 40601, Attention: C. Douglas Carpenter, Secretary. Each communication intended for the Board of Directors or an individual director will be forwarded to the specified party.

Principal Beneficial Owners

The following table gives information as to all persons or entities known to us to be beneficial owners of more than five percent (5%) of the shares of our common stock. Unless otherwise indicated, beneficial ownership includes both sole voting power and sole investment power.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Corporation Common Stock as of March 1, 2007	Percent of Class

Farmers Bank & Capital Trust Co., as Fiduciary 125 West Main Street Frankfort, KY 40601	568,198 [1]	7.20 [2]

_______________
[1]
The shares indicated are held by the Trust Department of Farmers Bank, a wholly-owned subsidiary of the Corporation, in fiduciary capacities as trustee, executor, agent or otherwise. Of  the shares indicated, Farmers Bank has the sole right to vote 336,190 shares, or 4.26% of the outstanding shares, and shared voting rights with respect to 27,954 shares, or 0.35% of the outstanding shares. It has no voting rights with respect to 204,054 shares, or 2.59% of the outstanding shares.

In addition, of the shares indicated, Farmers Bank has sole investment power with respect to 285,828 shares, or 3.62% of the outstanding shares, shared investment power with respect to  38,564 shares, or 0.49% of the outstanding shares, and no investment power with respect to 243,806 shares, or 3.09% of the outstanding shares.

[2]	Based on 7,890,940 shares of our common stock outstanding as of March 1, 2007.

PROPOSAL NO. 1
Election of Directors

In accordance with our articles of incorporation, our Board of Directors is classified into three classes as nearly equal in number as the then total number of directors constituting the whole Board permits. Each class is to be elected to separate three (3) year terms with each term expiring in different years. At each annual meeting the directors or nominees constituting one class are elected for a three (3) year term. The term of those directors listed immediately below expires at the annual meeting on May 8, 2007 and this class contains the nominees to be elected to serve until the Annual Meeting of Shareholders in 2010. Any vacancies that occur after the directors are elected may be filled by the Board of Directors in accordance with law for the remainder of the full term of the vacant directorship.

Our Board of Directors intends to nominate for election as directors the four (4) persons listed below, two of whom are presently serving as directors for us. Our Chief Executive Officer proposed to our independent Board members that they consider both Mr. Bennett and Dr. Saelinger as possible director nominees. It is the intention of the persons named in the proxy to vote for the election of all nominees named. If any nominee(s) shall be unable to serve, which is not now contemplated, the proxies will be voted for such substitute nominee(s) as our Board recommends. Nominees receiving the four (4) highest totals of votes cast in the election will be elected as directors. Proxies in the form solicited hereby that are returned to us will be voted in favor of the four (4) nominees specified below unless otherwise instructed by the shareholder. Abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted and will have no effect on the outcome of the election.

In accordance with rules of NASDAQ, all of the nominees for director, and all continuing directors listed below, meet the NASDAQ definition of “independent” except for Messrs. Hillard and Busseni.

The following tables set forth information with respect to each nominee for director, and with respect to continuing directors who (by virtue of the classes in which they serve) are not nominees for re-election at the Meeting.

Name and Age	Has Served as Director Since[1]	Position and Offices with Corporation[2]	Business Experience During the Past Five Years

	Nominees for Three-Year Terms Ending in 2010

Lloyd C. Hillard, Jr. (60)	1996	Director; President, CEO and Director of First Citizens Bank (Elizabethtown, KY) (“First Citizens”); Director of FCB Services, Inc. (“FCB Services”)	President and CEO of First Citizens

Robert Roach, Jr. (68)	1998	Director	Retired County Judge and Teacher

R. Terry Bennett (61)	N/A	Director of First Citizens	Attorney, Skeeters, Bennett & Wilson

Dr. Donald A. Saelinger (59)	N/A	Director of Citizens Bank of Northern Kentucky (Newport, KY) (“Citizens Northern”)	Physician

Name and Age	Has Served as Director Since[1]	Position and Offices with Corporation[2]	Business Experience During the Past Five Years

	Continuing Directors Whose Terms Expire in 2008

G. Anthony Busseni (59)	1996
Director; President and CEO of the Corporation; Director of Farmers Bank, United Bank & Trust Company (Versailles, KY) (“United Bank”)Lawrenceburg National Bank (“Lawrenceburg Bank”), Farmers Bank and Trust Company (Georgetown, KY), (“Farmers Georgetown”), First Citizens, Citizens Northern, and FCB Services; Chairman of the Board of Leasing One Corporation; Chairman of the Board of Farmers Capital Insurance Corporation
			President and CEO of the Corporation since 2002; President, CEO and Director of Farmers Bank from 1999-2002

Shelley S. Sweeney (65)	2002	Director	President, Swell Properties, Inc. (residential real estate rental company)

Michael M. Sullivan (69)	1999	Director; Director of FCB Services	Retired Senior Vice President, FCB Services

Frank R. Hamilton, Jr. (70)	2005	Director of Farmers Georgetown	Manager, Nally and Gibson Georgetown, LLC (rock quarry operation)

Name and Age	Has Served as Director Since[1]	Position and Offices with Corporation[2]	Business Experience During the Past Five Years

	Continuing Directors Whose Terms Expire in 2009

Frank W. Sower, Jr. (67)	1996	Chairman of the Board of Directors	Retired Appeals Officer, Internal Revenue Service

J. Barry Banker [3] (55)	1996	Director	Manager of Stewart Home School (private, special needs school)

Dr. John D. Sutterlin (66)	2003[4]	Director; Chairman of the Board of Directors of Farmers Bank	Retired Dentist

Dr. Donald J. Mullineaux (61)	2003	Director	Professor, University of Kentucky, College of Business and Economics

________________

[1]	Refers to the year in which the nominee or the continuing director became a director of the Corporation.

[2]	All corporations listed in this column other than us (Farmers Capital Bank Corporation) are our subsidiaries.

[3]
J. Barry Banker is the son-in-law of Dr. John P. Stewart, an advisory director (and Chairman Emeritus) of the  Corporation. The foregoing is the only “family relationship” between any director (or advisory director), executive officer, or person nominated or chosen to become a  director or executive officer of the Corporation. “Family relationship” means a relationship by  blood, marriage or adoption not more remote than first cousin.

[4]	Dr. Sutterlin previously served as our director from 1998 to 2001.
_____________________________________

None of the nominees or continuing directors is a director of any company with a class of securities registered with the Securities and Exchange Commission pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of that Act, or any company registered as an investment company under the Investment Company Act of 1940.

In addition to the nominees and continuing directors listed in the tables above, Charles T. Mitchell, E. Bruce Dungan and Dr. John P. Stewart serve as advisory directors to the Corporation. The retirement policy for our directors (which became effective January 1, 2004) provides that a director shall retire effective as of the end of his elected term next following the date on which the director attains age 70. Prior to January 1, 2004, any such director could, at the discretion of the Board of Directors, become an advisory director. While the three advisory directors listed above may continue to serve in such capacity at the discretion of the Board of Directors, effective January 1, 2004 the status of our advisory directors has otherwise been eliminated.

The Corporation Board of Directors recommends voting FOR the election of each of the Nominees for Director.

Stock Ownership of Management

The table below contains information as to the shares of our common stock beneficially owned by all directors (and director nominees), advisory directors and executive officers, and by all such persons as a group. Unless otherwise indicated, all shares are owned directly and the named persons possess both sole voting power and sole investment power. Unless otherwise indicated, none of the shares have been pledged as security.

Name	Amount and Nature of Beneficial Ownership of Corporation Common Stock as of March 1, 2007[1,2]		Percent of Class[1,2]

J. Barry Banker	5,274	[3]	.07

Cecil D. Bell, Jr.	2,000		.03

R. Terry Bennett	403		.01

G. Anthony Busseni	11,757	[4]	.15

C. Douglas Carpenter	2,701	[5]	.03

E. Bruce Dungan	76,601	[6]	.97

Allison Gordon	2,849	[7]	.04

Frank R. Hamilton, Jr.	2,000		.03

Rickey D. Harp	14,653	[8]	.18

Lloyd C. Hillard, Jr.	11,540	[9]	.15

Harold G. Mays	5,972	[10]	.08

Charles T. Mitchell	31,600	[11]	.40

Dr. Donald J. Mullineaux	400		.01

Robert Roach, Jr.	20,000		.25

Dr. Donald A. Saelinger	20,260		.26

Frank W. Sower, Jr.	63,644	[12]	.81

Dr. John P. Steward	52,300	[13]	.66

Michael M. Sullivan	168,580	[14]	2.14

Dr. John D. Sutterlin	60,700	[15]	.77

Shelley S. Sweeney	193,232		2.45

All Directors (and Nominees), Advisory Directors and Executive Officers as a group	746,466		9.42
______________________________

[1]	All entries are based on information provided to the Corporation by its directors, advisory directors and executive officers.

[2]
Includes beneficial ownership of the following numbers of shares respecting which the named  persons may be deemed to be beneficial owners as a result of rights they may exercise to acquire  beneficial ownership within 60 days of March 1, 2007:

G. Anthony Busseni	9,558
Rickey D. Harp	11,545
Lloyd C. Hillard, Jr.	7,050
Allison Gordon	1,500

The above-referenced shares for the named persons are deemed outstanding for purposes of  computing the percentage of outstanding shares of our common stock owned by such persons  (and for all directors [and director nominees], advisory directors and executive officers as a  group) but are not deemed to be outstanding for purposes of computing the percentage of any  other person.

[3]	Includes 3,400 shares held by Farmers Bank in trust for Mr. Banker’s wife and 135 shares held by Mr. Banker for each of his three children.

[4]	Includes 713 shares held for the benefit of Mr. Busseni in our Employee Stock Ownership Plan (the “ESOP”) and 152 shares in our Employee Stock Purchase Plan (the “ESPP”).

[5]	Includes 1,902 shares owned jointly with Mr. Carpenter’s wife, 130 shares held by Mr. Carpenter for each of his two sons, 489 shares held by the ESPP and 50 shares held by the ESOP for his benefit.

[6]	Includes 43,100 shares owned by Mr. Dungan’s wife and 1,401 shares held by the ESOP for his benefit.

[7]	Includes 421 shares owned jointly with Ms. Gordon’s husband and 380 shares held by the ESOP for her benefit.

[8]	Includes 878 shares owned jointly with Mr. Harp’s wife, 954 shares held by the ESPP and 701 shares held by the ESOP for his benefit.

[9]
Includes 143 shares held for the benefit of Mr. Hillard by the ESOP, 122 shares held by the  ESPP, 200 shares held in a self-directed  IRA for the benefit of Mr. Hillard’s wife, 2,058 shares  held in a self-directed IRA for the benefit of Mr.  Hillard, and 450 shares held in a profit sharing  trust for the benefit of Mr. Hillard’s wife.

[10]	Includes 5,972 shares held by H. G. Mays Corp. of which Mr. Mays is the President and principal shareholder.

[11]	Includes 8,000 shares owned by Mr. Mitchell’s wife and 4,468 shares held in an IRA established by Mr. Mitchell with Farmers Bank serving as trustee.

[12]
Includes 33,244 shares held jointly by Mr. Sower, Mr. Sower’s brother, John R. Sower, and Mr.  Sower’s sister, Lynn S.  Bufkin, as co-trustees for various trusts established for the benefit of Mr.  Sower’s children and the other grandchildren of Mr. Sower’s parents.

[13]	Includes 41,500 shares held by Dr. Stewart as trustee for his own benefit, and 6,800 shares held in trust by Farmers Bank for the benefit of two of Dr. Stewart’s children.

[14]
Includes 15,810 shares held by Mr. Sullivan’s wife, 51,000 shares held by the Sullivan Family  Partnership respecting which Mr. Sullivan and his wife are partners, and 1,140 shares held by Mr.  Sullivan as trustee of a charitable remainder trust. A total of 87,225 shares of these shares have  been pledged as security for two loans.

[15]	Includes 17,900 shares held in an IRA for Dr. Sutterlin’s benefit.

Executive Compensation

Compensation Discussion and Analysis

Introduction: We are committed to providing excellent banking service in a friendly hometown fashion while at the same time maximizing equity value for our shareholders. Accordingly our goal is to hire and retain dedicated and exceptional people that will help us grow in terms of banking locations and products. Toward this goal, we have designed and implemented our compensation programs for our named executives to reward them for sustained financial and operating performance and leadership excellence, to align their interests with those of our shareholders and to encourage them to remain with us for long and productive careers. Our compensation elements simultaneously fulfill one or more of our performance, alignment and retention objectives.

Compensation Philosophy: While we are committed to hiring the best individuals at all levels of our institutions, in order for us to succeed in the banking industry it is particularly vital that dedicated and exceptional people serve on our executive management team. We view our executive management team as consisting of ten (10) individuals (including our “named executive officers” in the “Summary Compensation Table” below). Our compensation programs are designed to attract and retain the most capable executives while motivating these individuals to continue to enhance shareholder value. Our compensation arrangements are primarily designed to pay for performance that enhances shareholder value. While the Compensation Committee has the power to modify the compensation programs, our overall compensation philosophy has remained consistent with these objectives. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our named executive officers to deliver superior performance and retain them to continue their careers with us on a cost-effective basis.

Our compensation programs in recent years have been fairly simple and rely chiefly on currently paid compensation (principally salary). Our practice in that regard has been solidified of late due to our recent acquisitions (including our acquisitions of Citizens Bancorp, Inc. and Citizens National Bancshares, Inc.) and the attendant challenge of merging various cultures (including compensation cultures). Our Compensation Committee does not rely on a formulaic approach or any mathematical rule in determining the compensation of any executive.

Compensation Components: Total compensation for each member of our executive management team consists of (a) currently paid compensation components consisting of salary, minimal bonus and minimal perquisites and (b) minimal long-term components which include discretionary distributions to our Salary Savings Plan and the ability of our executives (as well as all our employees) to acquire our common stock in a favored manner (from a financial and tax perspective) under our Employee Stock Purchase Plan (“ESPP”). In the past our long-term compensation programs have included contributions to our Employee Stock Ownership Plan and our Non-Qualified Stock Option Plan (though no contributions have been made to such plans in several years). Base salary and bonus are designed to reward annual achievements and be commensurate with the executive’s scope of responsibilities, demonstrated leadership abilities, and management experience and effectiveness. Our other elements of compensation focus on motivating and challenging the executive to achieve superior, longer-term, sustained results. Each component of our compensation arrangements is addressed separately below.

        Currently Paid Compensation Components

Salaries. In setting salaries, we do not rely solely upon benchmarking, mathematical formulas or hierarchy. The salary for each named executive officer reflects his superior management experience, continued high performance and exceptional career of service to us over a long period of time. Our Compensation Committee reviews each executive officer’s salary annually. For annual salary increases (particularly material ones), our Compensation Committee considers an executive’s increased level of experience, whether or not the executive’s responsibilities have increased over the past year or are in the process of being increased and the named executive officer’s satisfaction of his performance goals for the prior year (though we do not set specific performance goals for our executive officers).

Bonuses. The Compensation Committee typically does not use bonuses as an incentive for performance for our named executive officers. A rare exception to this practice was the bonus paid to Lloyd Hillard in 2006 due to the exceptional return on assets achieved by First Citizens Bank. See “Compensation: Summary Compensation Table” below.

Perquisites. We provide minimal perquisites to our executive management team members (including our named executive officers). There is no formula for how perquisites are utilized in the total compensation package;

rather, such perquisites assist the Corporation in marginally augmenting total compensation. For example, a few of our executive officers have a company car because of the extensive traveling that they do in performing their duties for us; as an additional perquisite, we also pay for the portion of the car expenses attributable to their personal use. Please refer to “Compensation: Summary Compensation Table” below for the base salary, bonus and perquisite compensation for each of our named executive officers.

    Long-Term Compensation Elements

Salary Savings Plan. We maintain a 401(k) plan that we have labeled as the “Salary Savings Plan” for our employees and our subsidiaries’ employees who have attained the age of 21 and have completed one year of service with us or with one of our subsidiaries. For purposes of the Salary Savings Plan, a year of service is a twelve-month period in which an employee works at least 1,000 hours. The Salary Savings Plan is administered by, the Trust Department of our subsidiary Farmers Bank (the “Fund Manager”). The Salary Savings Plan provides for four types of contributions, as follows:

        1. Voluntary tax-deferred contributions made by the participant;

        2. Voluntary after tax-deferred contributions made by the participant into the Roth 401(k) portion of our Salary Savings Plan;

        3. Matching contributions made by the Corporation; and

        4. Discretionary contributions from the Corporation.

The benefits that a participant can ultimately expect to receive from the Salary Savings Plan are based upon the amount of the annual contributions made by us and the employee to his or her account together with the accumulated value of all earnings on those contributions. A participant is permitted to make tax-deferred voluntary contributions under a salary reduction agreement. During 2006, all contributions made by a participant up to 4% of such participant’s compensation were matched by the Corporation. Beginning in 2007, we will match up to 6% of such participant’s compensation. Our Compensation Committee views the matching contributions by us as a retention tool by virtue of the manner in which such matching distributions vest with our contributions vesting as follows: two years of service, 20% vested; three years of service, 40% vested; four years of service, 60% vested; five years of service, 80% vested; and six years of service, 100% vested. The Salary Savings Plan participants are immediately vested in 100% of their contributions.

We have the right, in our sole discretion, to make additional contributions to the Salary Savings Plan on behalf of participants. We view this feature as a long-term compensation program for our named executive officers (as well as our other employees). In 2006 we made a 4% discretionary contribution to the Salary Savings Plan in 2006. Discretionary contributions are allocated among participants in the ratio that each participant’s compensation bears to all participants’ compensation. A participant’s contribution to the Salary Savings Plan is considered as part of the participant’s compensation for purposes of computing our contribution to the Salary Savings Plan. We anticipate that our discretionary contribution for 2007 will be reduced to 2% as a result of the like increase in our matching contribution percentage.

Employee Stock Purchase Plan (“ESPP”). We maintain an ESPP for our employees and our subsidiaries’ employees. Through the ESPP our employees are offered the opportunity to set aside money each pay period through payroll deductions which will be used at a later time on designated offering dates to purchase shares of our common stock at a discounted price and without payment of brokerage costs or other fees. Our shares of common stock are offered at a 15% discount from the closing sales price of our shares of stock on NASDAQ as described in the plan document. Further, our employees may obtain favorable tax treatment by participating in the ESPP. Provided a participating employee holds his or her shares of our common stock purchased pursuant to the ESPP for a certain length of time, then he or she will be entitled to receive capital gains taxation rather than ordinary income taxation upon the disposition or sale of such stock.

Our Board determines the eligibility criteria and offering dates for the ESPP. Currently, employees who have attained the age of 18 and who have completed one year of service are eligible to participate in the ESPP. For purposes of the ESPP, one year of service is more than 20 hours per week for twelve months. Further, an employee will cease to be eligible to participate in the ESPP if he or she will be deemed to possess 5% or more of our common stock. An eligible employee is also not permitted to purchase shares of our common stock under this plan at a rate that will exceed $25,000 in fair market value of our shares in a single calendar year.

Employee Stock Ownership Plan (“ESOP”). Employees who have attained the age of 21 and who have completed one year of service are eligible to participate in the ESOP. For purposes of the ESOP, a year of service is a twelve-month period in which an employee works at least 1,000 hours. In the past, on a discretionary basis, we have contributed amounts (up to the maximum allowed by federal law) to the ESOP, which contributions were allocated to all participants in the ratio that each participant’s compensation bore to all participants’ compensation. Such discretionary contributions were utilized to purchase shares of our common stock to be held in the participants’ accounts.

The ESOP’s vesting schedule is as follows: two years of service, 20% vested; three years of service, 40% vested; four years of service, 60% vested; five years of service, 80% vested; and six years of service, 100% vested.

We have not made any contributions to this plan in over five (5) years. We expect to terminate our employee stock ownership plan in 2007.

Non-Qualified Stock Option Plan. We no longer grant any options under our Non-Qualified Stock Option Plan. However there remain unexercised outstanding options under the plan, which may be exercised in the future. See “Compensation: Outstanding Equity Awards at Fiscal Year End” for information respecting the unexercised outstanding options of our named executive officers.

Process for Determining Compensation: We rely upon our judgment in making compensation decisions, after reviewing the performance of the Corporation and carefully evaluating an executive’s performance during the year, leadership qualities, operational performance, business responsibilities, his or her career with us, current compensation arrangements and long-term potential to enhance shareholder value. Specific factors affecting compensation decisions for the named executive officers include:

▪
key financial measurements such as revenue, operating profit, earnings per share, net interest margins, return on equity or total capital, cash flow from operating activities and total shareholder return;

▪	strategic objectives such as acquisitions and dispositions;
▪	promoting commercial excellence by launching new or continuously improving products or services, being a leading market player and attracting and retaining customers; and
▪	achieving excellence in our organizational structure and among our employees through supporting our corporate values of integrity and compliance with law and by supporting our ethics policies.

In determining the total compensation of our named executive officers, the Compensation Committee plays the key role. However, our Chief Executive Officer recommends to our Compensation Committee both the total pool for annual base salary increases for our executive management team and the individual annual base salaries for each executive officer. The Compensation Committee takes these recommendations into serious consideration when making final decisions on compensation for those senior officers. Compensation decisions regarding our Chief Executive Officer are made entirely by our Compensation Committee.

In terms of data used by the Compensation Committee in making compensation decisions, apart from general financial information respecting the Company, the Compensation Committee has made use of “tally sheets” in recent years that collect data reflecting an executive’s total compensation and performance achievements. While the Compensation Committee consults industry surveys (including surveys compiled by our independent auditor, Crowe Chizek and Company LLC) in order to insure that our compensation arrangements with our senior executives remain in a relatively competitive position within the financial institutions industry, we do not attempt to maintain a certain target percentile within a peer group or otherwise rely on that data to determine executive compensation. We incorporate flexibility into our compensation programs and in the assessment process in order to respond to and adjust for the evolving business environment.

Our named executive officers do not have employment, severance or change-of-control agreements. Our named executive officers serve at the will of the Board, which enables us to terminate their employment with discretion as to the terms of any severance arrangement. This is consistent with our performance-based employment and compensation philosophy. In addition, our policies on employment, severance and retirement arrangements help retain our executives by subjecting to forfeiture certain elements of compensation that they have accrued over their careers with us if they leave us prior to retirement.

Compensation

The following table sets forth all compensation for services in all capacities to the Corporation and its subsidiaries during the last fiscal year for the Corporation’s Chief Executive Officer, Chief Financial Officer and the Corporation’s other three highest-paid Executive Officers (including for these purposes two persons not employees of the Corporation but of certain Corporation subsidiaries).

Summary Compensation Table

Name and Principal Position	Year	Salary $	Bonus $	Stock Awards $	Option Awards $	Non-equity Incentive Plan Compensation $	Change in Pension Value and Non-qualified Deferred Compensation Earnings $	All Other Compensation[1] $	Total $

G. Anthony Busseni, President & CEO	2006	299,000	-	-	-	-	-	21,804	320,804

Lloyd C. Hillard, Jr., President & CEO, First Citizens	2006	145,000	20,000	-	-	-	-	25,805	190,805

Rickey D. Harp, President & CEO, Farmers Bank	2006	163,500	-	-	-	-	-	14,290	177,790

C. Douglas Carpenter, Senior Vice President, Secretary & CFO	2006	100,000	-	-	-	-	-	16,467	116,467

Allison B. Gordon, Senior Vice President	2006	97,545	-	-	-	-	-	19,930	117,475

_______________________________
[1]
In 2006, such entries include: (a) Corporation’s 4% matching contributions to the named  executive officer’s voluntarily deferred salary contribution into his or her 401(k) plan (Mr.  Busseni $8,800, Mr. Hillard $5,800, Mr. Harp $6,540, Mr. Carpenter $4,000 and  Ms. Gordon  $3,902), (b) the Corporation’s discretionary contribution to the 401(k) plan of 4% (Mr. Busseni  $8,800, Mr. Hillard $5,800, Mr. Harp $6,540, Mr. Carpenter $4,000 and Ms. Gordon $3,902), (c)  director fees from the Corporation (Mr. Busseni $0 and Mr. Hillard $11,000), director fees from  subsidiaries (Mr. Carpenter $7,650 and Ms. Gordon $11,200) and (d) the imputed cost of gas and  car expenses related to the personal use of cars owned by us and used by some of our executive  officers (Mr. Busseni $2,994, Mr. Hillard $2,038, and Mr. Harp $4,420)

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the unexercised stock options for each of our named executive officers as of December 31, 2006:
Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options That Were Exercisable at Year End	Number of Securities Underlying Unexercised Options That Were Not Exercisable at Year End	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

G. Anthony Busseni	9/9/97	9,558	0	-	$24.50	9/9/07	-	-	-	-

Lloyd C. Hillard, Jr.	9/9/97	7,050	0	-	$24.50	9/9/07	-	-	-	-

Rickey D. Harp	9/9/97	1,496	0	-	$24.50	9/9/07	-	-	-	-
	10/25/04	10,049	0	-	$34.80	10/25/14	-	-	-	-

C. Douglas Carpenter	-	-	-	-	-	-	-	-	-	-

Allison B. Gordon	9/9/97	3,000	0	-	$24.50	9/9/07	-	-	-	-

_________________________

Option Exercises and Stock Awards Vested

The following table summarizes the aggregate number of stock options that each of our named executive officers exercised during 2006:
	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise	Value Realized on Exercise[1]	Number of Shares Acquired on Vesting	Value Realized on Vesting
G. Anthony Busseni President & CEO	5,059	$42,911	-	-

Lloyd C. Hillard, Jr. President & CEO, First Citizens	4,450	$33,275	-	-

Rickey D. Harp President & CEO, Farmers Bank	0	0	-	-

C. Douglas Carpenter Senior Vice President, Secretary & CFO	1,000	$7,450	-	-

Allison B. Gordon Senior Vice President	3,000	$26,946	-	-

[1]	The value realized from exercising options is calculated by multiplying the number of underlying shares by the difference between the value of a share at exercise date and the option exercise price.
________________________________

Compensation of Directors

The following table summarizes the compensation we paid to our directors in 2006.
Directors	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation[1]	Total
J. Barry Banker	$16,000	-	-	-	-	$10,651	$26,651
Cecil D. Bell, Jr.	11,000	-	-	-	-	-	11,000
Frank R. Hamilton, Jr.	11,000	-	-	-	-	-	11,000
Harold G. Mays	12,000	-	-	-	-	-	12,000
Dr. Donald J. Mullineaux	11,500	-	-	-	-	-	11,500
Robert Roach, Jr.	12,250	-	-	-	-	-	12,250
Frank W. Sower, Jr.	16,750	-	-	-	-	-	16,750
Michael M. Sullivan	9,250	-	-	-	-	-	9,250
Dr. John D. Sutterlin	10,750	-	-	-	-	-	10,750
Shelley S. Sweeney	11,750	-	-	-	-	-	11,750

Advisory Directors	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation[1]	Total
E. Bruce Dungan	$2,125	-	-	-	-	-	$2,125
Charles T. Mitchell	2,250	-	-	-	-	-	2,250
Dr. John P. Stewart	1,875	-	-	-	-	-	1,875

[1] Certain directors are entitled to participate our health insurance plan and dental insurance plan that is available to all of our salaried employees. The insurance premiums that we paid for the directors that chose to participate were less than $10,000 per year except for Mr. Banker. His insurance premiums were higher because he participated in the family plan.

  During 2006, directors of the Corporation received a quarterly fee of $1,500. Frank W. Sower, Jr. received an additional $500 per quarter for serving as Chairman of the Board. Directors received $250 for attending any specially-called Board meetings. In  addition, directors received $250 per meeting for serving on the Retirement Committee and the Compensation Committee and $500 per meeting for serving on the Audit Committee. J. Barry Banker received an additional $250 per meeting for serving as the Chairman of the Audit Committee. In addition to the sums set forth above, directors received a year-end fee of $4,000. The Chief Executive Officer of the Corporation did not receive any director fees for serving as a director of the Corporation or any subsidiaries.

Prior to January 1, 2004, advisory directors were paid in the same manner and amount as directors. Effective January 1, 2004, advisory directors receive a fee of $750 for each quarterly meeting attended, a fee of $125 for each specially-called Board meeting attended, $125 for each Retirement Committee and Compensation Committee meeting attended and $250 for each Audit Committee meeting attended. The fee structure for advisory directors and directors, including the Chief Executive officer, will not change in 2007.

Report of the Compensation Committee

The Compensation Committee of our Board of Directors is composed of three members who are independent, outside directors as defined under NASDAQ rules. The Compensation Committee has furnished the following report:

We determine the total compensation of the Corporation’s President/Chief Executive Officer. With input from the Corporation’s President/Chief Executive Officer, we also determine the total short-term and long-term compensation of the directors and other executive officers. We do not have power to delegate our authority. We do not have a charter.

To determine the compensation for the President/Chief Executive Officer, other executive officers and directors, we review the following items, if applicable:

▪	the individual’s current total compensation package;
▪	the Corporation’s financial performance;
▪	how well the individual met the performance goals we previously established for the individual;
▪	the importance of the individual to the Corporation’s financial performance;
▪
industry surveys and other information regarding compensation paid to executives and directors performing similar duties for financial institutions in the Corporation’s market area or financial institutions of a size comparable to the Corporation wherever located; and

▪	the size of the Corporation and the complexity of its operations.

We periodically review each component of the Corporation’s executive compensation program to ensure that pay levels and incentive opportunities are competitive and that incentive opportunities are linked to Corporation performance targets such as: income, expenses, asset quality, operating margins, return on assets and return on equity. We place significant weight on the recommendations of our President/Chief Executive Officer, as well as economic conditions and our own experience and knowledge of market conditions and peer group compensation surveys to provide additional information to support the compensation planning process.

Please refer to “Compensation Discussion and Analysis” above for a more thorough discussion of the Corporation’s philosophy and procedures. We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review of the Compensation Discussion and Analysis and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Corporation’s proxy statement for its 2007 Annual Shareholder’s Meeting.

Dated March 6, 2007

                                                  Frank W. Sower, Jr., Compensation Committee Chairman
                                                  J. Barry Banker
                                                                                                                   Shelley S. Sweeney

Transactions with Related Persons

Our bank subsidiaries have had and expect in the future to have banking transactions in the ordinary course of business with our directors and executive officers and their affiliates. All loans to and deposits from such persons or their affiliates have been on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others, and have not involved more than the normal risk of collectability or other unfavorable features.

On October 5, 2006, Farmers Bank Realty Company, a subsidiary of Farmers Bank, purchased the land and building at 208 West Main Street, Frankfort, Kentucky from Pat Sullivan Insurance Agency, Inc (“Sullivan Insurance”) for the sum of $315,000. Michael M. Sullivan, one of our directors, owns 37.5% of Sullivan Insurance.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely upon our review of the Forms 3, 4 and 5 filed during 2006, and written representations from certain reporting persons that no Forms 5 were required, we reasonably believe that all required reports were timely filed.

Report of the Audit Committee

General. The Audit Committee is currently made up of three non-employee directors and has the services of an advisory director. All members of the Audit Committee are independent directors as defined by the rules of NASDAQ. We operate under a written charter approved by our committee and adopted by the Board of Directors. A copy of the charter is attached as Appendix A to the Corporation’s proxy statement for the 2005 Annual Meeting of Shareholders, which was filed with the SEC on April 1, 2005.

We review the Corporation’s financial reporting process on behalf of our Board. The Audit Committee’s responsibility is to monitor this process, but the Audit Committee is not responsible for preparing the Corporation’s financial statements or auditing those financial statements. Those are the responsibilities of management and the Corporation’s independent auditor, respectively.

During 2006, management assessed the effectiveness of the Corporation’s system of internal control over financial reporting in connection with the Corporation’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. We reviewed and discussed with management, the internal auditors and Crowe Chizek management’s report on internal control over financial reporting and Crowe Chizek’s report on their audit of management’s assessment of the Corporation’s internal control over financial reporting, both of which are included in the Corporation’s annual report on Form 10-K for the year ended December 31, 2006.

Financial Statement Review. Crowe Chizek and Company LLC (“Crowe Chizek”) was the Corporation’s independent auditors for 2006. We have reviewed and discussed the Corporation’s audited financial statements for the year 2006 with management and Crowe Chizek. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the Corporation as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States, and Crowe Chizek provided an audit opinion to the same effect.

Crowe Chizek has provided us with written assurance of its independence (as required by Independence Standards Board Standard No. 1). We also met with Crowe Chizek and discussed Crowe Chizek’s independence, the results of its audit and other matters required to be discussed by applicable accounting standards (including Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and Public Company Accounting Oversight Board Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements).

In addition, we have discussed with Crowe Chizek the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the Corporation’s internal controls they considered necessary to support their opinion on the financial statements for the year 2006, and various factors affecting the overall quality of accounting principles applied in the Corporation’s financial reporting. Crowe Chizek also met with us without management being present to discuss these matters.

We have considered whether the provision of services to the Corporation by Crowe Chizek, beyond those rendered in connection with the audit and review of financial statements, is compatible with maintaining the independence of such firm.

In reliance on these reviews and discussions, we recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements referred to above in the Corporation’s annual report on Form 10-K for the year 2006 to be filed with the SEC.

Dated: March 6, 2007

                                                    J. Barry Banker, Audit Committee Chairman
                                                    Frank W. Sower, Jr.
                                                    Robert Roach, Jr.
                                                    Dr. Donald J. Mullineaux

Independent Auditors

Pre-approval Policies and Procedures. Except as set forth in the next paragraph, the Audit Committee’s policy is to approve in advance all audit fees and terms and non-audit services permitted by law to be provided by the external auditors. In accordance with that policy, the committee annually pre-approves a list of specific services and categories of services, including audit, audit-related and non-audit services described below, for the upcoming or current fiscal year, subject to specified cost levels. Other services include:

    1. Consultation regarding financial accounting and reporting standards;
    2. Discussions related to accounting for a proposed acquisition;
    3. Discussions regarding regulatory requirements;
    4. Consultation concerning tax planning strategies; and
    5. Assistance with tax examinations.

The Audit Committee has authorized the Audit Committee Chairman, Barry Banker or the Chairman of the Board of Directors who is also an Audit Committee member, Frank Sower, to approve additional funds on behalf of the Audit Committee if the independent auditors need to perform additional work which had not been previously approved.

At each regularly-scheduled Audit Committee meeting, management updates the committee on the scope and anticipated cost of (1) any service pre-approved by the Audit Committee Chairman or Chairman of the Board since the last meeting of the committee and (2) the projected fees for each service or group of services being provided by the independent auditors. Since the May 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each service provided by our independent auditors has been approved in advance by the Audit Committee, the Chairman of the Audit Committee or the Chairman of the Board (who is also an Audit Committee member), and none of those services required use of the de minimus exception to pre-approval contained in the SEC’s rules.

Fees and Related Disclosures for Accounting Services. The fees for services provided by Crowe Chizek were as follows:

Audit fees - Fees for the Corporation’s integrated audit of the financial statements and internal  control, and the review of the Corporation’s Form 10-Q’s were $374,900 for 2006 and $372,400  for 2005.

Audit related fees - Aggregate fees for all assurance and related services were $21,930 for 2006  and $14,050 for 2005. These fees were incurred for audits of ancillary programs and benefit  plans.

Tax fees - Fees related to tax compliance, advice and planning were $131,075 for 2006 and  $155,300 for 2005.

All other fees - $28,300 for 2006 and $24,900 for 2005.

All services provided by Crowe Chizek in 2006 and 2005 were approved by the Audit Committee. All fees were approved in accordance with the preapproval policy. The Audit Committee has determined that the provision of the services described above is compatible with maintaining the independence of the external auditors.

By order of the Board of Directors,

C. Douglas Carpenter
Senior Vice President, Secretary
and Chief Financial Officer

Frankfort, Kentucky
April 1, 2007

Farmers Capital
Bank Corporation

Notice of Annual Meeting
and Proxy Statement

Annual Meeting of
Shareholders
May 8, 2007

Farmers Capital Bank Corporation

Proxy Solicited on Behalf of the Board of Directors for
Annual Meeting of Shareholders, May 8, 2007

The undersigned shareholder hereby appoints G. Anthony Busseni and Frank W. Sower, Jr., or either of them with full power of substitution, to act as proxy for and to vote the shares in Farmers Capital Bank Corporation held by the undersigned at the Annual Meeting of Shareholders to be held at Farmers Bank & Capital Trust Co., 125 West Main Street, Frankfort, Kentucky on Tuesday, May 8, 2007, at 11:00 a.m., Eastern Time, and at any adjournment or adjournments thereof, on all matters coming before the meeting. By signing below the undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held May 8, 2007 and the accompanying proxy statement.

      If you wish to vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate box below.

1.
The election of the following Nominees as Directors of the Corporation as set forth in the Board of Director's Proxy Statement: 1) Lloyd C. Hillard, Jr., 2) Robert Roach, Jr., 3) R. Terry Bennett, 4) Dr. Donald A. Saelinger;

࿼ FOR ALL NOMINEES
࿼ WITHHOLD ALL NOMINEES
࿼ FOR ALL NOMINEES EXCEPT THOSE LISTED____________________

2.	The transaction of such other business as may properly come before the meeting.

Farmers Capital Bank Corporation
Proxy Reply Card

If this proxy is properly executed, then the proxies will vote: (1) as you specify above, (2) if you do not specify your vote above, then FOR all the Nominees referred to in Item 1 (including any substitute Nominee in the case of unavailability), and (3) as the proxies decide on any other matter that comes before the meeting.

PLEASE DATE AND SIGN BELOW, AND RETURN IN THE ENCLOSED ENVELOPE.

This proxy is solicited by the Board of Directors and will be voted as stated herein.

Farmers Capital Bank Corporation
Proxy

I hereby vote my shares (listed below) as indicated on the reverse side.

Please sign your name below exactly as it appears on your stock certificate(s). Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title.

Date ______________________________________ 2007
________________________________________________
________________________________________________
________________________________________________
Signature of Shareholder(s)